Exhibit 99.1

LRAD Corporation

December 13, 2018

4:30 p.m. EST

OPERATOR: This is Conference #121318LRAD

Operator: Good day, ladies and gentlemen, and welcome to the LRAD Fourth Quarter and FY’18 Financial Results Conference Call. All lines have been placed on a listen-only mode. And the floor will be open for questions and comments following the presentation.

If you should require assistance throughout the conference, please press star zero on your telephone keypad to reach a live operator. At this time, it is my pleasure to turn the floor over to your host, Brian Harvey. Sir, the floor is yours.

Brian Harvey: Thank you, (Dagma). Good afternoon everyone and welcome to LRAD Corporation’s Fiscal Year 2018 Financial Results Conference Call.

I’m Brian Harvey, Director of Capital Markets and Investor Relations for LRAD. On the call with me this afternoon are Dennis Klahn, LRAD’s Chief Financial Officer, and LRAD’s Chief Executive Officer, Richard Danforth.

In just a moment, Mr. Klahn will open today’s call with a recap of our fiscal year 2018 financial results. Mr. Danforth will then provide an update on our business. Afterward, we will open the call to questions.

But, before I turn the call over to Dennis, I would like to take this opportunity to remind you that, during the course of this call, management will make forward-looking statements. Other than statements as to historical facts, statements made during this call that are forward-looking statements are based on our current expectations.

During this call, we may discuss the Company's plans, expectations, outlook or forecast for future performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from the views expressed today.

For more information regarding potential risks and uncertainties, please see the Risk Factors section of the Company's Form 10-K for the fiscal year-ended September 30th, 2017. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

We also may discuss non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the company’s performance.

We consider bookings and backlog leading indicators of future revenues and use these metrics to support production planning.

Booking is an internal operational metric that measures the total dollar value of customer purchase orders executed in a period regardless of the timing of the related revenue recognition.

Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months. I would now like to turn the call over to LRAD CFO, Dennis Klahn. Dennis.

Dennis Klahn: Thank you, Brian. LRAD Corporation revenue for fiscal year 2018 was $26.3 million, a 29 percent increase of the $20.3 million in the prior year.

Fiscal fourth quarter 2018 revenue was $3.3 million compared to $7.5 million in the prior year’s fourth quarter. Revenue in the 2018 fourth quarter was lower due to September’s scheduled shipment’s totaling $4.7 million that did not ship due to government funding issues.

Gross profits for fiscal year 2018 was $12.7 million or 48.4 percent of revenue; an increase of $2.4 million over the prior fiscal year. In the fiscal fourth quarter of 2018, gross profit was $1 million or 31.8 percent of net revenues compared to $4.4 million or 58.8 percent of net revenues for the fiscal fourth quarter of 2017.

Gross profit percentage was impacted by the lower fourth quarter revenue and higher operating cost including occupancy cost from the overlap of facility leases in the fourth quarter.

Operating expenses for fiscal year 2018 increased 28 percent to $14.2 million from $11.1 million in 2017. Operating expenses in the fiscal fourth quarter of 2018 was $3.9 million; an 18.4 percent increase over the same period in 2017.

These increases were primarily due to the addition this year of Genasys’ operating expenses, increased investments in product development and computer systems, and higher expenses from the overlap of facility leases in the fourth quarter.

For fiscal year 2018, the company reported a net loss of $3.7 million or $0.12 per share compared to a net loss of $877,000 or $0.03 per share in the prior fiscal year.

Fiscal 2018 had income tax expense of $2.4 million due to a change in the deferred tax asset resulting from the reduction to US corporation income tax rates compared to income tax expense of $198,000 in the prior year.

2018 fourth quarter results or a net loss of $2.4 million or $0.07 per share compared to net income of $166,000 or just under a penny per share in the prior year’s quarter. Our balance sheet remains strong. Cash and cash equivalents at September 30, 2018 were $11.1 million compared to $12.8 million at the end of the prior fiscal year.

The $1.7 million decrease in cash and cash equivalents is primarily due to the cash paid to acquire Genasys and payment of its notes payable offset by $1.3 million of cash provided by operating activities this year.

Working capital decreased by $4.3 million from $25.4 million at September 30, 2017 to $21.1 million at September 30, 2018. This is primarily the result of the use of cash to acquire Genasys and paydown notes payable.

In fiscal 2018, we use $725,000 to repurchase $286,746 shares of our stock. The current program expires on December 31, 2018. Recently, the Board authorized a new $5 million repurchase program that is in place through December 31, 2020. With that, I’d like to turn the call over to Richard.

Richard Danforth: Thank you, Dennis, and good afternoon to everybody on the call. Fiscal 2018 was a year of growth and investment for LRAD. Revenues increased 29 percent. Bookings reached $36.5 million, a record for LRAD. And backlog ended fiscal year ’18 at $23.6 million, also a record for LRAD.

We made our first acquisition by purchasing Genasys, a leading distributed recipient software solution provider. We’ve relocated to a facility with more engineering and manufacturing space to support current and expected business growth. And we implemented a new ERP system to streamline our business processes.

Revenue in fiscal year 2018 increased 29 percent from fiscal 2017 to $26.3 million. Revenue came in under our expectations when $4.7 million in scheduled September shipments were delayed due to unexpected government funding issues primarily from one Asia Pacific country.

The revenue shortfall created a $2.2 million reduction in anticipated operating income and turned our fiscal year operating income from positive to negative.

We expect the government funding issue will be resolved and the orders to ship in LRAD’s fiscal Q2 and Q3. Despite these issues, the company maintained a positive cash flow from operations. Acoustic hailing device revenues were up 24 percent.

And mass notification revenues, which now include Genasys, were up 45 percent. Lead by strong domestic defense orders, revenues from our American – Americas region increased 90 percent over the last fiscal year to $16.5 million.

And revenues from Europe, Africa, and the Middle East were up 125 percent. Revenues in our Asia Pacific region were down 54 percent to $6.6 million due to the previous mentioned government funding issue.

Bookings for fiscal 2008 were a record $36.5 million, up 29 percent compared to our last fiscal year. Our America region accounted for $21.9 million or 67 percent of total fiscal ’18’s bookings.

Bookings growth came primarily from domestic and international defense, law enforcement, public safety, and mass notification orders. Over the last two fiscal years, bookings have more than doubled from $14.2 million to $36.5 million.

Backlog at September 30, 2018 was a record $23.6 million, nearly doubled of the September 30, 2017 backlog and a 661 percent increase from the September 30, 2016. Of note, our fiscal 2018 backlog exceeds the total revenue in all but two of the company’s previous fiscal years.

The company also announced wildfire emergency notification initiatives this year. The initiatives provide increased exposure and interest for LRAD’s mass notification system and mass messaging solutions.

As a result of this initiative and this year’s severe fire season, company represented – representatives are conducting several mass notification demonstrations at the request of the city and county officials in Northern – in Northern and Southern California.

The devastating November wildfires in California highlighted the importance of adding highly intelligible voice broadcast systems to local and regional emergency warning networks.

We have added to our business development staff and resellers with extensive experience selling into the fire rescue markets in anticipation of Federal funding to upgrade wildfire emergency alert systems.

As of last month, LRAD systems have been deployed by the US Custom and Border Patrol Special Response Teams at the San Ysidro, California port of entry. The systems are used to broadcast warnings and notifications to the caravans that have massed in Tijuana seeking entry into the United States.

We have received feedback from Special Response Team officers praising LRAD’s effectiveness in communicating to large crowds from great distances. We believe the successful deployment is an important milestone in our year-long effort to secure significant domestic border security orders.

With the acquisition of Genasys, we are rapidly expanding our capabilities and presence in global mass notification market. Our engineering staff recently completed the Genasys command and control software, which integrates our industry-leading mass notification systems with our advance mobile mass messaging solutions.

We are also obtaining qualifications certifications to launch new indoor mass notification products. With the many domestic and international business opportunities we are working including countrywide systems that include both hardware and software solutions, LRAD is well positioned for increase mass notification bookings in our fiscal 2019.

Additionally, we added two more systems for our product line of fiscal ’18; a rapidly deployable self-contained mass notification system, which has been delivered to the National Guard Units in all 50 states and an acoustic hailing device system, which the National Guard will also deploy under the $3.2 million order we announced last month.

After working with the National Guard for several years, we have received more than $6.6 million in systems in LRAD helicopter-mounted system in orders in the last 14 months with more orders expected in our fiscal 2019.

Building on our $11 million US Army order announced last August and record fiscal ’18 domestic defense bookings, we anticipate increased sales in both the US and international militaries organizations in fiscal 2019.

We expect large orders from the US Army this fiscal year and in subsequent fiscal years to support the AHD program of record.

Beyond the 286,000 plus shares we’ve repurchased in fiscal 2018, we are continuing to utilize our strong balance sheet to purchase shares under the current share buyback program.

The Board of Directors recently announced a new $5 million share repurchase program that will run through December of 2020 and take effect when the current program expires at the end of this month.

Based on our $23.6 million backlog, the strength of our current booking forecast and our substantial business pipeline, we expect positive cash flow, profitability, and record fiscal year revenues in 2019. With that, I’ll turn it back over to Brian for Q&A.

Brian Harvey: Thank you, Richard. We will now open the conference call to questions. We encourage callers with questions to queue up with the operator as soon as possible so that there will be minimal lag time between each caller. (Dagma), could you please instruct the callers how to queue up with their questions?

Operator: Thank you. The floor is now open for questions. If you do have a question, please press star one on your telephone keypad at this time. Questions will be taken in the order they were received. If at any time your question has been answered, you can remove yourself from the queue by pressing one.

Again, ladies and gentlemen, if you do have a question, please press star one on your telephone keypad at this time. OK. Our first question comes from Ed Woo, Ascendiant Capital. Please state your questions.

Ed Woo: Yes. Thank you for taking my question. My question is more on the political result. After this current election, does this change your outlook on your business at all?

Richard Danforth: You’re talking in the US.

Ed Woo: Yes, in the US.

Richard Danforth: Well, no, it doesn’t. The – you’re aware that the FY ’19 DoD budget actually passed on time at a record level. The FY ’20 will have to go through process that now has the Democrats in charge of the house, which will be a difference.

Last year, for the first time in more than a decade, our government passed the Defense Bill on time with by-partisan support. The by-partisan support, if it sustains which I think it will, gives us a good chance that the FY ’20 budget comes out on time at the expected values that we anticipate.

Ed Woo: Great. And then my next question is just on the overall M&A landscape. I know you guys mentioned before that you guys would always, you know, take a look at opportunistic opportunity. Has that environment changed at all with a little bit of the volatility in the stock market?

Richard Danforth: No. We continue to be active in the pursuit and review of capable M&A opportunities. And I think that will be part of our process for a long time, Ed.

Ed Woo: Great. Well, thank you for answering my question and good luck.

Richard Danforth: Thank you.

Brian Harvey: Thank you, Ed.

Operator: OK. Our next question comes from Aman Gulani with B. Riley FBR. Please state your question.

Aman Gulani: Hey, guys, thanks for taking my question. So, I just wanted to get a bit more color on the delay in government funding. I think you said it was about a $4.7 million delay. Is that something you expect to get pushed out in the first quarter? Or, is that going to be pushed maybe to the second and third quarter?

Richard Danforth: It will be pushed out to the second and third quarters. So, the – you are correct. It is $4.7 million. It is an Asia-Pacific country. The product was built and ready to ship.

The government – the customer – the final government customer placed their order through a reseller. The reseller was not funded by the – by the government for reasons we don’t have to get into here.

We have met and been constantly in contact with the reseller. We have met with the user. And the user is quite positive that the products will be – the money will be put in place in order for us to ship in our Q2 and Q3.

And also a very positive outlook for their orders back to us in FY ’19. So, although this – although disappointing certainly in our FY ’18, the outlook is positive from that country. And we do expect the $4.7 million to turn to revenue in our Q2 and Q3.

Aman Gulani: Got it. OK. That’s helpful. And, you know, just turning to Genasys, I didn’t see some cross selling opportunities starting to materialize. You know, does the Genasys sales performing in line with your initial expectations?

Richard Danforth: They are. There is quite a bit of cross pollination between San Diego and Madrid. We are collective prosecuting some large mass notifications systems across the globe – some even here in the United States.

As I mentioned in my remarks, the new software program and release took place on time. And there’ll be more releases following that. But, so far, Aman, Genasys has met all of our expectations.

Aman Gulani: Got it. OK. And, you know, I know that a lot of the sales was coming from international. But, now, are you sort of targeting, you know, domestic sales for Genasys?

Richard Danforth: Yes.

Dennis Klahn: Yes, we are.

Richard Danforth: Both. Just from a simple distributor recipient software offering as well as the integrated system with our mass notification hardware.

Aman Gulani: Got it. OK.

Richard Danforth: In fact, we announced the – we announced an order a couple of months ago for a Caribbean nation. That’s the first use of the Genasys command and control software with the LRAD hardware. That order was for a program that will be addressed through many phases.

Phase one is currently under contract. We expect that the balance of that Caribbean nation mass notification system will be put under contract over time. And it will all be knitted together by the software created by Genasys and LRAD.

Aman Gulani: Got it. OK. And, just looking at backlog – I mean correct me if I’m wrong – the backlog in the third quarter was $9.3 million. Now, it’s up to – you know, close to – was it $26 million? I’m just…

Dennis Klahn: $23.6 million.

Richard Danforth: Yes. Twenty…

Aman Gulani: Yes. So, what was driving the big increase in the backlog?

Richard Danforth: We had great bookings fourth quarter, number one. And it – which also included an $11 million order from the US Army, which was the largest order – largest domestic order LRAD has ever received and the largest US Army order that LRAD has ever received.

Aman Gulani: OK. And then, just in terms of the US Army, do you have any visibility in terms of how much, you know, in orders you can get in fiscal ’19.

Richard Danforth: We have directionally – directional numbers. In other words, we know what has been passed and came through Congress and Senate and signed into law by the President. It’s a little confusing on our products because it’s – our product systems are part of shared line item.

So, it’s not precise how much of that money will come to LRAD. But, in my remarks, I told you I expect that to be significantly higher than what we received in FY ’18.

Aman Gulani: Got it. OK. And then last question for me and I’ll jump back in the queue. You know, how are the orders for the helicopter-mounted systems tracking? You know, do you see that as a significant opportunity?

Richard Danforth: It is. And I – we booked our first Air National Guard order in three states in the United States: California, Arkansas, and New York with three systems for each state.

That’s our first major booking into – we had some bookings for – very small bookings for the State Department years ago. But this booking was the first time we’ve made inroad into the Air National Guard in three states. And it’s encouraging, but there should be more to follow.

Aman Gulani: OK. Thank you. I’ll pass it on.

Richard Danforth: Great. Thank you, Aman.

Operator: OK. Our next question comes from the Jarrod Cohen with JM Cohen & Company. Please state your question. Jarrod, are you there? You may be muted.

Jarrod Cohen: Yes. Can you hear me now?

Richard Danforth: Yes.

Jarrod Cohen: Hello. Yes. Just to…

Richard Danforth: Hello.

Jarrod Cohen: Yes. Can you hear me?

Richard Danforth: Yes, we can.

Brian Harvey: Why don’t we take the next one, (Dagma)? And, if he comes back, we’ll move him to the front of the queue.

Operator: OK. Our next question comes from Paul O’Keefe with Edge Training. Please state your question.

Paul O’Keefe: Hey, guys, can you hear me OK?

Richard Danforth: Yes.

Paul O’Keefe: All right. Great. Appreciate the buyback. I think our stock is pretty thinly traded as is. Any way you guys are considering dividends as a reward for holding LRAD through this period?

Or – I mean I just – I’m just curious to see we took a big beating over the last quarter. And the numbers are good. I just wanted to defend the stock a little bit more.

Richard Danforth: Yes. Right now, Paul, it’s – as we said in our remarks, the buyback program, we’ve been very active in in our fiscal ’18 and, so far, in our fiscal ’19, and put in – put together another program that the Board approved for up to $5 million starting next year. So, dividends, no, not at this time. Buyback will be – continue to be active then.

Paul O’Keefe: OK. I appreciate it. I’ve got great faith in the product and you guys. I like the momentum. I’d just like to see it back above $3.50. Thank you.

Richard Danforth: All of us as well.

Paul O’Keefe: Yes. (Inaudible).

Richard Danforth: Thank you, (Paul).

Paul O’Keefe: Take care.

Richard Danforth: Thank you.

Operator: OK. Our next question comes from the line Jarrod Cohen. Please state question.

Jarrod Cohen: Yes. Can you hear me now?

Richard Danforth: We hear you, Jarrod.

Operator: Yes.

Richard Danforth: All right.

Jarrod Cohen: Yes. Just a few questions, one, can you give you a plan maybe for the next three years for the company, you know, in terms of incremental margins?

Because, just looking back through the history of the company, you know, just way back in 2011, the company at the same revenue run rate was making around $4 million. And here you – I know you lost some orders, as you said, this quarter.

You know, I’m talking about the annual numbers. I forgot that you lost $2 million. And, yes, over the years, the company has bought back a whole bunch of shares and still you actually got more shares outstanding than you did even back then in 2011 by about 300,000 shares.

So, I’m just trying to get a sense of where you see yourself going forward over the next three to five years – I know, in terms of incremental margins and so forth.

Richard Danforth: I expect the gross margins to, at least in the short term, be at historical levels. I see further out than that that the revenue growth will support a higher return on sales from a profit perspective. You mentioned, on similar sales, we made money a few years ago. That’s true.

This year, especially, has been a year of significant investment for the company to establish itself to succeed in its future years with both new products, new building, new ERP system, and an acquisition. Those actions have set us up for what I believe is a very bright and growth future.

Jarrod Cohen: OK. No. I understand that. I’m just trying to get a sense of how much ultimately would fall to the operating income line because even – take the – like I said, I think, you know, if you take the next $20 million of revenue that the company can do and even if with that say 50 percent gross margin line, how much of that would fall to the operating income line? Give or take…

Richard Danforth: Yes. We don’t give guidance. You know that.

Jarrod Cohen: Oh, I know.

Richard Danforth: But what we do provide, Jarrod, is – are our bookings and our backlog.

Jarrod Cohen: Right.

Richard Danforth: And, with that information, you can put together a model that will be reasonably close with what we provide for a publicly available data.

Jarrod Cohen: OK. All right. The second question I have is I know Oshkosh got a big order about a month ago. How can that relate to LRAD in the future in terms of the benefit to LRAD?

Richard Danforth: The – from our record, we enjoy what with the U.S. Army is a requirements contract. Those requirements were put together by various functions within the – and across the U.S. Army, which includes the wheeled vehicles. So, by that nature, the demand for the acoustic hailing devices for those new vehicles is in the forecast.

Jarrod Cohen: OK. Because I think what their contract was for a total of I think investing 6,000 vehicles. And, so, what type of…

Richard Danforth: Don’t do that, Jarrod.

Jarrod Cohen: OK.

Richard Danforth: The requirement for wheeled vehicles in the US – for U.S. Army wheeled vehicles – the acoustic hailing device requirement for the wheeled vehicles in the U.S. Army are for the first vehicle and the last vehicle of a convoy. It’s not for every vehicle.

Jarrod Cohen: OK. So, the requirements…

Richard Danforth: But the requirement still remains the same at approximately 3,500.

Dennis Klahn: Yes. And, as we stated before, when we fulfill the $11 million order that we received in August, we will have fulfilled only about 20 percent of the program requirement.

So, between our first three years of the program, add up to about $18 million in revenue, it represents about 700 units, which is only 20 percent of the requirement. So, there's still a lot of that requirement, and that includes going on the order, some of the vehicles that – in the Oshkosh order.

Richard Danforth: We are also working to generate new requirements. And we are working international armies, such that they can – we can develop requirement for acoustic hailing devices much like we did in the U.S.

Jarrod Cohen: OK. All right.

Operator: OK. Our next question comes from David Luebke with Summit Brokerage. Please state your question.

David Luebke: Yes. Thank you. And, for the record, I'm not an analyst. I'm a registered representative. I represent shareholders. In the past conference calls, you were able to give us an update on bonus accruals. Can you provide that for the fourth quarter and the year?

Richard Danforth: I'm not sure I understood the question.

Dennis Klahn: Yes. The 10-K is not out yet.

Richard Danforth: If your question is, did we pay out bonuses, we did.

David Luebke: Well, in previous quarter conference calls, you actually gave specific numbers for the quarter. Is that…

Richard Danforth: Right. And we said what we would accrue for the quarter in anticipation of the year.

Dennis Klahn: That was only because it was comparing one year to another, and there's a large variance.

Richard Danforth: Right.

Dennis Klahn: There's not a significant variance year-over-year from 2018 versus ‘17.

David Luebke: OK. Thanks anyway.

Richard Danforth: Right. Thank you. (Dagma), we’ll take the next question.

Operator: OK. Our next question comes from (Steve Alan). Please state your question.

(Steve Alan): Yes. Hi, guys. Question on the share buyback, it says you bought 286,000, which I guess would have been in the fourth quarter. Have you been – can you say how many you've bought this quarter?

Richard Danforth: No. So, let me just first answer the 288. It was mostly bought in Q4, but not entirely.

(Steve Alan): Yes.

Richard Danforth: And, as I mentioned, we are active and remain active. And we'll announce what were bought when we announce our Q1 results in early February.

(Steve Alan): OK.

Dennis Klahn: But, I think the important part, (Steve), is that the Board has recognized that the share price – there’s significant value in the share price, which is why they've increased the buyback to $5 million. So, we think there is good shareholder value down here.

(Steve Alan): OK. Also, on the $23.6 million backlog, were the majority of that share first quarter, second quarter, or is that pretty much skewed to the year?

Richard Danforth: It will all turn to revenue in the year.

(Steve Alan): OK. And I see – when you say your largest order was the $11 million from the Army, and you think it will be – I don’t – I think you said significantly more. Is there a way to quantify that as percentage 20, 30, 40 percent?

Richard Danforth: No, I'm not going to do that. I think the – as I said, it's a shared line item which makes it a little bit difficult to precisely tell you what it is.

But there is good news in this, (Steve). And one is the program office in the Army has been funded. This is the – again, I mentioned earlier, funded on time from our Congress for the first time in decades.

The acoustic hailing device program is well entrenched. We expect the orders in ‘19 to exceed the orders in the prior fiscal year. And we expect that trend to continue in the out years.

(Steve Alan): OK. And two more quick ones. When you mentioned countrywide system possibilities, what can – can we lookout for scope of what that can be? I mean is that $10 million for a country? Is it significantly more? What size countries are those?

Richard Danforth: For the most part, they’re small countries. But, to answer your question directly, if you look at the mass notification pursuits and take out the very small ones and the very large ones to try to narrow down what the answer to your question – what are the size of those opportunities – and on the small end, it’s a $1million; on the upper end, it’s $25 million. There are others that are in the extremes, but that’s where most of the opportunities are.

(Steve Alan): OK. And I know you mentioned the border. It seems like that has to be a huge opportunity. I mean you’re obviously working it. What’s your optimism that you’ll be able to secure some of the border funding?

Richard Danforth: Guarded at best. As you’re probably aware, that the FY ‘18 Department of Homeland Security federal budget has not been passed. The – what you hear on television or radio regarding the government shutting down, it isn’t the entire government.

DoD has been funded. Most of the government been funded. The biggest single piece of the government that has not been funded is Department of Homeland Security. And as you might expect, that is a political bombshell between the two parties, and the wall, and DACA, and philosophical differences.

So, I’m not optimistic that they’ll get a Department of Homeland Security budget passed for FY ‘18. I hope I’m wrong. And then, we’ll see what happens in FY ‘19. But that’s embroiled and still in a political nightmare.

(Steve Alan): OK. That’s all I had. Thank you very much.

Richard Danforth: Thank you.

Brian Harvey: Thank you.

Operator: OK. Our next question comes from Lloyd Korten with Unique Investments. Please state your questions.

Lloyd Korten: Yes. HI, guys.

Richard Danforth: Hi.

Lloyd Korten: I just have one quick question. Could you give me a little more information about the Caribbean countries because I think it’s probably the first country that’s going to be adapting the Genasys and the LRAD systems? How big an order is it first of all?

Richard Danforth: Yes. The first – as I mentioned, this is a multi-phase program. The first phase was for $1 million. If they exercise all of the phases of the country – for the island, we would expect it to approach $10 million.

Lloyd Korten: That’s great. I figure, if they’re starting it, potentially, they’re going to continue it. Are there other – I mean that would be great business and the great win for us. Are there other countries like this that we’re close to getting orders from?

Richard Danforth: I’ll answer that yes, and then with an explanation. There – the countrywide systems are complex. There’s a political nature and a funding nature to all of them that are frequently put delays in the awards.

With that said, I’m looking at a page now that has six opportunities that we’re active pursuing; some in the United States and some outside the United States. And, you know, I’m hopeful, certainly, that at least one of those will close or maybe two of those will close this fiscal year. Excuse me.

Lloyd Korten: OK. Another question, the helicopter business, we've gotten three states so far. What can you anticipate for this year or the next couple of years in that kind of business?

Richard Danforth: I remain guarded in that respect, Lloyd, as much as these are the first three states we’ll put them in. We will put them in and begin to exploit them with the National Guard to – both at a national level and at a local state level around the country. And, again, I – that’s not meant to avoid your question.

The whole process to fund the purchase of these things is a long cycle. So, it starts with developing a requirement. And we're able to do that in those three states. We will continue to pursue the balance of the states here in the U.S.

Lloyd Korten: Right. I realize we're not in the candy bar business. Everything is complicated. Do we have any competition on that business – the helicopter business?

Richard Danforth: Yes, with an explanation. There are hailers on most police helicopters. They are completely ineffective. In fact, Brian can send you a video to illustrate that of Pennsylvania state police helicopter and a helicopter equipped with LRAD to give you quite a vivid demonstration of the contrast.

Lloyd Korten: I’d love to see it. OK. Thank you, guys.

Richard Danforth: You’re welcome.

Brian Harvey: Thank you, Lloyd.

Operator: Again, ladies and – again, ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad at this time. OK. We have a question that came in from (Dennis Wells). Please state your question.

(Dennis Wells): Hi. I have been listening now to your quarterly reports for some time. And I have never heard you talk about IP rights. And any requirements for your protection of those rights for companies that may be in the same field trying to compete against LRAD? Can you kind of address that sort of issue?

Richard Danforth: So, I’ll address it in a couple of broad strokes. Our IR – all of our software is – was developed by us and is owned by us. It's not patented, which is not at all unusual for a software company. But, it remains the rights of LRAD.

Our hardware is protected by some patents as well as just our own intellectual property. If you separate out the markets we operate in as acoustic hailing devices, that has protection from – in terms of some patents as well as what we're – our own IP. And, as you know, we enjoy our market position in that space.

Our acoustic – our mass notification leverages the patents and IP from LRAD. So, I think we're as safe as we can be with that regard. And, as I mentioned, the software has all been developed by Genasys and LRAD, and it’s our own intellectual property.

(Dennis Wells): All right. I have one additional question. And that is I have called in the past to talk about stock repurchasing, and I'm glad to hear from – about the new stock repurchase agreement going forward.

I've talked about and wanted to talk about the – both the management and the Board of Directors as to why their bonuses, if they receive bonuses, why aren’t those paid in stock incentives rather than in cash?

Richard Danforth: Well, most of the outside Directors’ compensation is in fact stock.

(Dennis Wells): All right.

Dennis Klahn: Right. Restricted – they receive restricted stock units each year.

(Dennis Wells): And what about management?

Richard Danforth: My compensation is highly incentivized on Company performance with Company stock.

(Dennis Wells): Good to know. I like to have you align yourself with shareholder interest.

Richard Danforth: And, indeed, I am.

(Dennis Wells): All right. Let’s get that stock back up to $3.50.

Richard Danforth: Absolutely. We’ll do all we can.

(Dennis Wells): All right. Thank you.

Richard Danforth: Thank you, (Dennis).

Operator: It looks like that was our final question. I’ll turn the call back over to Brian for closing remarks.

Brian Harvey: Thank you all for participating in LRAD Corporation’s fiscal year 2018 financial results conference call. A replay will be available in about four hours through the same link issued in our December 4th press release. Thank you. Have a good afternoon.

Operator: Thank you. This concludes today’s conference call. We thank you for your participation. You may disconnect your lines at this time, and have a great day.

END